Exhibit 99.1
We prepared the following discussion and analysis to help you better understand our financial condition, changes in our financial condition, and results of operations for the fiscal year ended September 30, 2009. This discussion should be read in conjunction with the financial statements and related notes for the fiscal year ended September 30, 2009.
Cautionary Statements Regarding Forward Looking Statements
This report contains forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “future,” “intend,” “could,” “hope,” “predict,” “target,” “potential,” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described under “RISK FACTORS” and elsewhere in this report. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us may include:
•	Changes in interest rates or the availability, terms and conditions of credit;

•	Our ability to generate free cash flow to invest in our business and service our debt;

•	Our ability to raise additional equity capital proceeds;

•	Overcapacity within the biodiesel industry resulting in increased competition and costs for feedstock and/or decreased prices for our biodiesel and glycerin;

•	Decrease in the demand for biodiesel;

•	Actual biodiesel and glycerin production varying from expectations;

•	Availability and cost of products and raw materials, particularly soybean oil, animal fats, and methanol;

•	Changes in the price and market for biodiesel and its co-products, such as glycerin;

•	Our ability to market and our reliance on third parties to market our products;

•	Changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices such as:
•	national, state or local energy policy;

•	federal and state biodiesel tax incentives;

•	legislation establishing a renewable fuel standard or other legislation mandating the use of biodiesel or other lubricity additives; or

•	environmental laws and regulations that apply to our plant operations and their enforcement;
•	Total U.S. consumption of diesel fuel and biodiesel, fuel prices, and consumer attitudes regarding the use of biodiesel;

•	Fluctuations in petroleum and diesel prices;

•	Changes in our business strategy, capital improvements or development plans;

•	Results of our hedging strategies;

•	Our liability resulting from litigation;

•	Our ability to retain key employees and maintain labor relations;

•	Changes and advances in biodiesel production technology;

•	Competition from alternative fuels and alternative fuel additives;

•
The occurrence of events of default under our financing agreements, our failure to comply with loan covenants contained in our financing agreements and the response of our lender to such defaults and non-compliance;

•	Our ability to continue to export our biodiesel and the European Commission’s imposition of tariffs or other duties on biodiesel imported from the U.S.;

•	Current unfavorable domestic and international economic conditions;

•	Our ability to enter into toll processing agreements or other arrangements that shift responsibility for feedstock procurement and costs to other parties;

•
Changes in plant production capacity or technical difficulties in operating the plant for any reason, including changes due to events beyond our control or as a result of intentional reductions in production or plant shutdowns;

•
The closing, or the failure to close, of the transaction contemplated by the Amended and Restated Asset Purchase Agreement entered into by the Company with REG and certain other parties affiliated with REG;

•	Our ability to generate profits;

•
Our reliance on REG for management, marketing and procurement services and our ability to successfully operate the plant in light of REG’s intent to terminate our current Management and Operational Services Agreement; and

•	Other factors described elsewhere in this report.
We undertake no duty to update these forward-looking statements, even though our situation may change in the future. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this report. You should read this report, the documents that we reference in this report, and the documents we have filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.
Overview
Central Iowa Energy, LLC was formed as an Iowa limited liability company on March 31, 2005. References to “Central Iowa Energy,” “we,” “us,” “our” and the “Company” refer to the entity and business known as Central Iowa Energy, LLC. We own and operate a 30 million gallon per year biodiesel production plant near Newton, Iowa. We have been engaged in the production and sale of biodiesel and its primary co-product, glycerin, since April 2007. Our plant is capable of producing biodiesel from both vegetable oil, including soybean oil and corn oil, and animal fats. Our facility is also capable of pretreating crude vegetable oils, including soybean oil and corn oil, and animal fats. Pursuant to our Management and Operational Services Agreement (“MOSA”) with Renewable Energy Group, Inc. (“REG”), REG is required to manage our plant, acquire feedstock and chemicals necessary for the plant’s operation, sell and market our products and perform certain administrative functions in exchange for a fixed fee per gallon of biodiesel produced at our plant. On April 7, 2009, REG provided the Company with twelve months written notice of its intent to terminate the MOSA. We expect the MOSA will terminate by May 1, 2010. Due to our significant reliance on REG for the management of our plant, the procurement of our inputs, and the sale and marketing of our biodiesel, this could have a material adverse affect on our ability to operate and generate revenues in the event we are not able to negotiate a new MOSA with REG or enter into an agreement for similar services with another third party. During the fiscal year ended September 30, 2009 we paid only $58,512 under the MOSA, and no amounts were payable under the MOSA as of September 30, 2009 due to the fact that for most of the 2009 fiscal year we did not produce biodiesel other than pursuant to a toll processing agreement entered into with an entity affiliated with REG. Under the toll processing agreement, the per gallon fixed fee provided for in the MOSA that is typically applicable to each gallon of biodiesel produced at our plant does not apply to the gallons of biodiesel produced under the toll processing agreement.
We are subject to industry-wide factors that affect our operating and financial performance. Our operating results are typically driven by the prices at which we sell our biodiesel and glycerin and the costs of our feedstock and operating costs. Our revenues are typically impacted by such factors as the available supply and demand for biodiesel, the price of diesel fuel (with which biodiesel prices often correlate), general economic conditions, the weather, our dependence on one major customer who markets and distributes our products, the intensely competitive nature of our industry, the extensive environmental laws that regulate our industry, possible legislation at the federal, state and/or local level, and changes in federal biodiesel supports and incentives. To the extent that we continue to produce biodiesel exclusively pursuant to tolling arrangements, however, our revenues will not be dependent on variable feedstock costs and biodiesel prices. Current feedstock costs, combined with falling biodiesel prices and demand, have generally made profit margins small or nonexistent in the biodiesel industry. Demand for biodiesel has also decreased due to the unfavorable economic conditions that are prevailing in the U.S. and abroad.

We incurred a net loss of $7,923,496 for the fiscal year ended September 30, 2009. We are currently experiencing liquidity concerns due to our lack of working capital, our failure to generate significant funds from operations, and the unavailability of additional short-term financing and credit. For the fiscal year ended September 30, 2009, we produced a total of approximately 5,014,686 gallons of biodiesel, of which 3,988,292 gallons of biodiesel were produced pursuant to our tolling arrangement with REG Marketing and 1,026,394 gallons of biodiesel were produced pursuant to ordinary biodiesel sales contracts. Based upon our nameplate production capacity of 30,000,000 gallons of biodiesel per year (or 2,500,000 gallons per month), we produced biodiesel at approximately 17% of our production capacity for the fiscal year ended September 30, 2009. We only produced biodiesel pursuant to ordinary biodiesel sales contracts in October and November 2008; for the remainder of the 2009 fiscal year, our only biodiesel production was pursuant to a toll processing agreement with REG Marketing & Logistics, LLC (“REG Marketing”), an entity affiliated with REG, pursuant to which REG Marketing has the right to order from the Company the production of biodiesel meeting certain specifications and yield requirements from certain types of feedstock supplied by REG Marketing, in exchange for which we are entitled to receive a fixed fee per gallon of biodiesel produced. The term of this toll processing agreement will continue until March 30, 2010 and will continue thereafter month-to-month unless terminated by either party at least one month in advance of the termination date. However, the toll processing agreement does not guarantee that we will receive any minimum amount of biodiesel orders. Approximately 80% of all biodiesel produced during our fiscal year ended September 30, 2009 was pursuant to our tolling agreement with REG Marketing; the other 20% was produced pursuant to ordinary biodiesel sales contracts.
For the first quarter of fiscal year 2010, we anticipate that we will continue to operate at or below approximately 40% of our nameplate production capacity. We do not currently have any open biodiesel contracts and we therefore expect that most, if not all, of our biodiesel production during the first quarter of 2010 will be pursuant to the toll processing agreement with REG Marketing or similar arrangements, although there can be no assurances that we will obtain any orders pursuant to such tolling arrangements.
We previously entered into a toll processing agreement with an entity affiliated with REG for the pre-treatment processing of corn oil from time to time, for which we will receive a fixed fee per pound of corn oil delivered minus the amount from the sale of materials obtained from the pre-treatment processing. We may continue to operate under this same or similar arrangements throughout the 2010 fiscal year, although there can be no assurances that we will obtain any orders pursuant to such tolling arrangements.
We expect to continue operating on an as-needed basis for toll processing orders for the foreseeable future until general biodiesel demand increases and our liquidity situation has improved. We do not expect to have sufficient working capital on hand in the foreseeable future to acquire feedstock to produce biodiesel other than pursuant to a toll processing arrangement, which generally shifts the risk of feedstock costs and biodiesel prices to the other party. It is also uncertain whether we will maintain sufficient funds to cover the non-feedstock costs of production associated with biodiesel production under toll processing arrangements. Decreased demand for biodiesel, our failure to obtain biodiesel purchase contracts or toll processing orders and our lack of working capital may continue to have a material adverse affect on our ability to generate revenues.
Proposed Consolidation with REG
On November 20, 2009 we entered into a Second Amended and Restated Asset Purchase Agreement with REG, REG Newco, Inc., a Delaware corporation (“Newco”), and REG Newton, LLC, a wholly-owned subsidiary of Newco and an Iowa limited liability company (“REG Newton”) (the “Asset Purchase Agreement”) pursuant to which we anticipate consolidating our business and operations with REG under Newco (the “Transaction”). REG currently provides biodiesel plant management, feedstock procurement and product marketing services under our MOSA. The proposed consolidation will occur through the acquisition by REG Newton of substantially all of our assets and certain liabilities. The Asset Purchase Agreement also contemplates the potential consolidation under Newco of the business and operations of two other biodiesel plants, Western Iowa Energy, LLC (“WIE”) and Blackhawk Biofuels, LLC (“Blackhawk”).

Under the Asset Purchase Agreement, we will receive in consideration of the Transaction an aggregate of approximately 4,414,345 shares of Common Stock of Newco and 164,197 shares of Preferred Stock of Newco (subject to adjustment for fractional shares) for distribution to our unit holders as provided below. Based on the assumption that the Transaction and the other consolidation transactions involving WIE and Blackhawk close, we will receive in the aggregate approximately 1.20% of the total issued and outstanding shares of Newco Preferred Stock and approximately 11.89% of the issued and outstanding shares of Newco Common Stock. We expect to distribute two percent (2%) of the Newco shares of Common Stock and Preferred Stock to our financial advisor, Houlihan Smith & Company, Inc., for certain financial advisory services rendered to the Company, including services rendered in connection with the Transaction, and we may also be required to distribute, liquidate or hold back additional Newco shares to satisfy any claims or liabilities of the Company that remain outstanding following the close of the Transaction. It is expected that the balance of the Newco shares will be distributed to our unit holders in proportion to their respective positive capital account balances in connection with our anticipated dissolution, liquidation and winding up following the close of the Transaction. We plan to seek unit holder approval of our dissolution, liquidation and winding up at the same meeting we seek unit holder approval of the Transaction; however, such approval is not a condition to closing of the Transaction. If the requisite unit holder approval for our dissolution, liquidation and winding up is not obtained at the time the Transaction is approved by the unit holders, we expect to seek such unit holder approval at a later date, although there can be no assurances that it will be obtained. If the Company has not obtained the requisite unit holder approval prior to closing on the transaction, the Company will receive the Newco Stock Certificate in its name and the Newco Stock will not be distributed to the Company’s unit holders until the dissolution approval has been received. Upon receipt of the requisite unit holder approval, we plan to dissolve, liquidate, wind up and terminate our existence as soon as is reasonably practicable after the closing of the Transaction. Until we are dissolved and our existence is terminated, Newco has agreed to pay certain mutually agreeable ongoing costs for a period up to six months following closing of the Transaction. In the event we are not dissolved, liquidated and wound up by the end of this six month period, Newco will be under no obligation to continue to pay for any of our ongoing costs.
The closing of the Transaction is subject to variety of conditions, including without limitation the receipt of the approval of the Transaction by our unit holders and REG’s shareholders and the closing of the proposed REG consolidation with Newco prior to or simultaneously with the Transaction. Closing of the Transaction is not conditioned upon the closing of the WIE or Blackhawk consolidations or upon the Company’s dissolution and liquidation. There can be no assurances that the Transaction will ever close. The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the full text of the Second Amended and Restated Asset Purchase Agreement, which was filed as an exhibit to the Company’s Form 8-K filed on November 23, 2009.
Results of Operations for the Fiscal Year Ended September 30, 2009 and 2008
The following table shows the results of our operations and the percentage of revenues, costs of goods sold, operating expenses and other items to total revenues in our statements of operations for the fiscal year ended September 30, 2009 and 2008:

	Fiscal Year Ended		Fiscal Year Ended
	September 30, 2009		September 30, 2008
Statement of Operations Data	Amount	Percent	Amount	Percent
Revenues	$10,684,528	100.00%	$84,562,559	100.00%
Cost of Goods Sold	14,844,628	138.94%	82,373,776	97.41%
Gross Profit (Loss)	(4,160,100)	(38.94%)	2,188,783	2.59%
Operating Expenses	1,993,762	18.66%	2,420,758	2.86%
Operating Loss	(6,153,862)	(57.60%)	(231,975)	(0.27%)
Other Expense	(1,769,634)	(16.56%)	(2,182,463)	(2.59%)
Net Loss	(7,923,496)	(74.16%)	(2,414,438)	(2.86%)
Revenues
The following table shows the sources of our revenues for the fiscal years ended September 30, 2009 and 2008:

	Fiscal Year Ended		Fiscal Year Ended
	September 30, 2009		September 30, 2008
Revenue Source	Amount	% of Revenues	Amount	% of Revenues
Biodiesel Sales	$6,576,666	61.55%	$71,186,907	84.18%
Glycerin, Fatty Acid and Soap Stock Sales	1,214,440	11.37%	3,926,966	4.65%
Toll Processing Service Fees	1,703,162	15.94%	0	0.00%
Federal Incentives	1,190,260	11.14%	9,448,686	11.17%

Total Revenues	$10,684,528	100.00%	$84,562,559	100.00%

Revenues from operations for the fiscal year ended September 30, 2009 totaled $10,684,528 compared with $84,562,559 for the fiscal year ended September 30, 2008. Total revenues were significantly lower for the fiscal year ended September 30, 2009 compared to the same period in 2008 due to reduced biodiesel production, decreased biodiesel demand, decreased biodiesel sales contracts, and our production of biodiesel almost exclusively under tolling arrangements for the fiscal year ended September 30, 2009. Under tolling arrangements, we produce biodiesel using feedstock supplied by the party ordering biodiesel production. The other party pays for the feedstock and we pay for the other costs of production, receiving a fixed fee per gallon of biodiesel produced. We may also from time to time pretreat or process feedstock pursuant to similar tolling arrangements. We produced approximately 75% less biodiesel for the fiscal year ended September 30, 2009 (taking into account production under tolling arrangements) compared to the fiscal year ended September 30, 2008.
The second largest component of our revenues for the fiscal year ended September 30, 2009 came from toll processing service fees, as compared to the same period in 2008 in which we earned no revenues from toll processing services. Under biodiesel tolling arrangements, we only receive a fixed fee per gallon of biodiesel produced, and we do not receive a variable price per gallon that fluctuates based on prevailing biodiesel prices.
The portion of our revenues for the fiscal year ended September 30, 2009 relating to biodiesel sales reflects the sale of biodiesel inventory during fiscal year 2009 that was produced early in the 2009 fiscal year or during periods prior to the 2009 fiscal year. Although biodiesel sales represents the largest component of our revenues for the fiscal year ended September 30, 2009, we only actually produced biodiesel pursuant to ordinary biodiesel sales contracts in October and November 2008; for the remainder of the fiscal year ended September 30, 2009 we did not produce any biodiesel other than pursuant to our tolling arrangements with REG Marketing. This is a significant contrast to fiscal year 2008, in which we solely engaged in ordinary biodiesel production pursuant to biodiesel sales contracts.
Under our biodiesel tolling agreement with REG Marketing, we are entitled to retain the byproducts of biodiesel production, including glycerin (subject to the payment of certain byproduct payments). Accordingly, we continue to sell these by-products from time to time, along with any inventory of such by-products from biodiesel production in early fiscal year 2009, or periods prior to the period covered by this report.. This is the reason why the sale of glycerin, fatty acids and soap stock continues to be a component of our revenues despite our shift to production of biodiesel pursuant to tolling arrangements in the fiscal year ended September 30, 2009.
Under tolling arrangements, the other party ordering biodiesel production is typically entitled to receive the federal incentive payments associated with such production. The $1,190,260 in federal incentives included in our revenues for the fiscal year ended September 30, 2009 relates to federal incentive payments receivable in connection with our sales of B99 biodiesel inventory that we produced in the first two months of fiscal year 2009 or during periods prior to the period covered by this report. The $8,258,426 decrease in federal incentives from the fiscal year ended September 30, 2008 to the fiscal year ended September 30, 2009 is reflective of our decrease in ordinary biodiesel production and our shift to production of biodiesel almost exclusively pursuant to tolling arrangements.
Because biodiesel is primarily used as an additive to petroleum-based diesel, biodiesel prices have generally correlated to diesel fuel prices. Although the price for diesel fuel has increased over the last several years, reaching record highs, diesel fuel prices per gallon remain at levels below or equal to the price of biodiesel. According to the USDA’s Weekly Ag Energy Round-Up report, the average price for B100 biodiesel in Iowa for the week of November 13, 2009 was approximately $3.10 to $3.47 per gallon. However, according to the Energy Information Administration, the average diesel price for the Midwest was $2.54 on November 16, 2009, which is lower than the price per gallon for biodiesel. Demand for biodiesel has been and will likely continue to be reduced as a result of this price difference. Additionally, current economic conditions have resulted in decreased demand for biodiesel and other fuels. Combined with the lack of demand for biodiesel is an increased supply of biodiesel and increased competition for and costs of our inputs, which has also led to difficulty in marketing biodiesel at profitable prices. Additionally, demand for biodiesel typically decreases even further in the winter months because blenders decrease their biodiesel blend percentages due to cold flow concerns. We expect these trends to continue for our 2010 fiscal year. Decreased demand for biodiesel may negatively impact our ability to profitably produce and/or sell biodiesel, either pursuant to biodiesel tolling arrangements or ordinary biodiesel sales contracts.

Moreover, the EPA recently issued preliminary findings that soy-based biodiesel fails to meet targets for reducing greenhouse emissions, as required under the Renewable Fuel Standard (“RFS”). If these findings are implemented into the proposed revisions to the RFS (“RFS-2”) such that soy-based biodiesel is not counted toward the RFS, demand for our biodiesel and our tolling services could be reduced as a result. Additionally, RFS-2, which would have required 500 million gallons of biomass-based diesel for 2009, was delayed by the EPA’s previous extension of the comment period to September 25, 2009. As of the date of this report, no final rules for RFS-2 have been issued by the EPA and it is still uncertain whether soy-based biodiesel will count towards the RFS under the anticipated new rules. It is anticipated that the RFS-2 rules will be issued by the end of 2009. Demand for biodiesel may also be harmed by the European Commission’s decision to extend anti-subsidy and anti-dumping tariffs on U.S. biodiesel imported into Europe through 2014, which has significantly increased the price at which U.S. biodiesel producers will be able to sell biodiesel in European markets, thereby likely significantly reducing overall demand for biodiesel produced in the U.S.
Cost of Goods Sold
The primary components of cost of goods sold from the production of biodiesel are typically raw materials (soybean oil, animal fats, corn oil, methanol and other chemicals), energy (natural gas and electricity), labor and depreciation on process equipment.
Cost of goods sold for our products for the fiscal year ended September 30, 2009 was $14,844,628 which is a significant decrease from $82,373,776 for the fiscal year ended September 30, 2008. This decrease is a result of a 91% decrease in biodiesel sales volume experienced for the fiscal year ended September 30, 2009 as compared to the same period for 2008 and our shift from ordinary biodiesel production in fiscal year 2008 to production of biodiesel in fiscal year 2009 almost exclusively under tolling arrangements.
Under biodiesel tolling arrangements, the other party supplies the feedstock at its own cost and we typically pay for the other costs associated with biodiesel production. Most of the costs for which we are responsible under tolling arrangements are fixed costs rather than variable costs, such as feedstock costs, and such variable costs are typically the greatest cost component associated with ordinary biodiesel production. Because of this difference and our shift from ordinary biodiesel production to biodiesel production almost exclusively pursuant to toll processing arrangements, our cost of goods sold and gross profits for the fiscal year ended September 30, 2009 and 2008 are not comparable.
The following table shows the components of our cost of goods sold for the fiscal year ended September 30, 2009 and 2008:

	Fiscal Year Ended		Fiscal Year Ended
	September 30, 2009		September 30, 2008
Component of Cost of Goods Sold	Amount	Percent	Amount	Percent
Feedstock and Chemical Inputs	$10,474,038	70.6%	$72,137,199	87.6%
Plant Wages and Salaries	1,014,896	6.8%	1,216,125	1.5%
Utilities	1,117,104	7.5%	1,997,029	2.4%
Fees-Procurement, Operation Management	15,398	0.1%	401,937	0.5%
(Gain) Loss on Derivative Financial Instruments	(1,171,039)	(7.9%)	2,117,833	2.6%
Depreciation	2,567,102	17.3%	2,550,512	3.0%
Freight	300,875	2.0%	1,170,431	1.4%
Maintenance, Supplies and Other Expenses	526,254	3.6%	782,710	1.0%

Total	$14,844,628	100%	$82,373,776	100%

Feedstock typically makes up the greatest cost component of biodiesel production, but biodiesel toll processing arrangements generally shift the risk of variable feedstock costs to the other party. For the fiscal year ended September 30, 2008, feedstock costs and other chemical input costs account for approximately 88% of our cost of goods sold. However, during the fiscal year ended September 30, 2009 in which we operated almost exclusively pursuant to tolling arrangements (other than in October and November 2008), the primary components of our cost of goods sold were the cost of sales of biodiesel inventory produced in the first two months of the 2009 fiscal year or during periods prior to the period covered by this report, chemical inputs, depreciation, plant wages and salaries and utilities. We expect to produce biodiesel for the first quarter of fiscal year 2010 primarily or exclusively pursuant to tolling arrangements with other third parties. Accordingly, we expect that fixed and overhead costs such as depreciation, labor costs and utilities, along with chemical inputs, will continue to comprise a large part of our cost of goods sold for the first quarter of our 2010 fiscal year and that variable feedstock costs will not significantly impact our cost of goods sold.
Prices for feedstock can be volatile. According to the USDA’s National Weekly Ag Energy Round-Up report, the price for crude soybean oil in Iowa for the week of November 3, 2009 ranged from 34.87 cents to 37.37 cents per pound, up slightly from the 29.31 cents to 33.81 cent per pound range posted for the same week a year ago. The prices for animal fats tend to move in relation to the price of other feedstocks such as soybean oil. According to the USDA’s November 12, 2009 Oil Crops Outlook report, estimated lard and edible tallow prices for October 2009 were 25.75 cents and 27.63 cents per pound respectively, down from the August 2008 average high prices of 32.20 and 34.14 cents per pound, respectively. Based on recent trends, we expect that cost of goods sold on a per-gallon of biodiesel sold basis may decrease or stay the same for the 2010 fiscal year with regard to any biodiesel that is not produced pursuant to a toll processing agreement. We expect that feedstock prices will remain volatile, however, throughout the 2010 fiscal year, as domestic and global economic conditions and commodities affect pricing.
For the fiscal year ended September 30, 2009, we experienced a $1,171,039 net gain related to our derivative instruments. This hedging net gain consisted of a realized gain of $1,241,595 and a reduction to unrealized gains of $70,556 as the Company’s positions were liquidated and gains were realized. We experienced a $2,117,833 net loss during the fiscal year ended September 30, 2008 related to our derivative instruments.
Operating Expenses
Operating expenses for the fiscal year ended September 30, 2009 totaled $1,993,762 as compared to operating expenses of $2,420,758 for the same period in 2008. This decrease in operating expenses is the result of a $336,016 increase in professional fees which was offset by a $763,012 reduction in general and administrative expenses. In light of our reduced production and biodiesel output the Company has trimmed costs where possible, which has resulted in the decrease in general and administrative expenses. Our increase in professional fees is primarily related to legal fees incurred in connection with the proposed Transaction.
Other Income (Expenses)
Our other expenses for the fiscal year ended September 30, 2009 totaling $1,769,634 were 16.56% of our revenues. This expense resulted primarily from interest expense totaling $1,783,935, which is down from 2,182,463 for the fiscal year ended September 30, 2008. The decrease in interest expense is a result of a drop in the interest rates applicable to our credit facilities and a reduction in the average balance outstanding of our credit facilities. We received $14,319 in interest income for the fiscal year ended September 30, 2009.
Changes in Financial Condition
The following table highlights the changes in our financial condition from September 30, 2008 to September 30, 2009:

	September 30, 2009	September 30, 2008
Current Assets	$941,934	$10,476,632
Current Liabilities	$26,020,150	$29,787,038
Members’ Equity	$9,519,628	$17,443,124

Current Assets. Current assets totaled $941,934 at September 30, 2009 down from $10,476,632 at September 30, 2008. The decrease during this period is in part a result of a significant decrease in inventory from $7,776,472 at September 30, 2008 to $226,871 at September 30, 2009 stemming from our significant decrease in production levels and shift to production of biodiesel pursuant to tolling arrangements. Further, trade account receivables in the amount of $161,974 at September 30, 2009 was significantly less than the amount of trade account receivables of $1,200,587 at September 30, 2008. This decrease in trade accounts receivables is primarily due to the decrease in biodiesel sales for the fiscal year ended September 30, 2009 as compared to the fiscal year ended September 30, 2008.
Current Liabilities. Current liabilities totaled approximately $26,020,150 at September 30, 2009, down from approximately $29,787,038 at September 30, 2008. The decrease of $3,766,888 during this period resulted primarily from reduced accounts payable due to our decrease in biodiesel production and due to the reduction in our outstanding debt, including our term loan and our revolving line of credit. Due to the going concern opinion contained in Note 9 to the financial statements, all long-term debt has been classified as current. Our line of credit was due on October 13, 2009, however, as of the date of this report we have not yet repaid the $550,000 that was outstanding as of September 30, 2009, nor have we formally extended the agreement.
Members’ Equity. Total members’ equity as of September 30, 2009 was $9,519,628, down from $17,443,124 as of September 30, 2008. The decrease in total members’ equity is a result of our net loss realized during the period.
Cash Flows
Cash Flow from Operating Activities. Net cash flow provided by operating activities for the fiscal year ended September 30, 2009 totaled $3,507,793. This was the result of an operating loss of $7,923,496, non-cash items of $2,723,677, and a $8,707,612 increase in working capital components. The working capital component increase is primarily due to a reduction in inventory and receivables during the fiscal year ended September 30, 2009.
Cash Flow from Investing Activities. Net cash flow used in investing activities for the fiscal year ended September 30, 2009 totaled $503,378, which was primarily related to an increase in our restricted cash balance due to our senior lender’s requirement of a pledge of a certificate of deposit as collateral for our irrevocable line of credit which secures our loan from the Iowa Department of Economic Development.
Cash Flow from Financing Activities. Net cash used in financing activities for the fiscal year ended September 30, 2009 totaled $3,284,384, which was the result of payments totaling $2,450,000 on our revolving line of credit, which were made in connection with the reduction in our maximum line of credit amount and in order to reduce the borrowing base on our line of credit, and the payment of $834,384 on our long-term debt with our lender.
Liquidity and Capital Resources
Short Term and Long-Term Debt Financing Sources
We currently have a term loan, term revolving loan and revolving line of credit outstanding with our current lender, AgStar Financial Services, PCA (“AgStar”), which purchased the interests of our former lender, F & M Bank — Iowa, in such loans and related financing agreements.

Our $22,000,000 term loan with AgStar accrues interest at a variable base rate equal to the LIBOR Rate plus 325 basis points. The LIBOR Rate is generally defined as the One Month London Interbank Offered Rate reported on the 10th day of the month preceding each interest period by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. We are required to make equal monthly payments of principal and interest on the term loan until the maturity date on May 1, 2012, at which time any outstanding and unpaid principal, interest or other charges owing under the term loan will be due and payable. The principal payments are equal to an amount that fully amortizes the outstanding principal balance of the term note over a period not to exceed 10 years, together with accrued interest on the term loan. As of the fiscal year ended September 30, 2009, there was a principal balance of $18,616,731 on the term loan. We have failed to make all principal payments required under our term loan since January 2009; from which date we have only made payments of interest. As of September 30, 2009, we were current on all required payments of accrued interest on our term loan. Failure to make payments required on our term loan is an event of default under our financing agreements with our lender. We have failed to cure our default arising from our failure to make principal payments when due.
Advances under our term revolving loan with AgStar, up to the amount of $5,000,000, may be used for cash and inventory management purposes. We pay interest on the term revolving loan each month. The term revolving loan bears interest at a rate equal to the LIBOR Rate plus 325 basis points. The term revolving loan will mature on May 1, 2012. On the maturity date, any outstanding and unpaid principal, interest and other charges owning thereunder will be due and payable. As of the fiscal year ended September 30, 2009, we had drawn the full $5,000,000 on the term revolving loan and do not have any additional credit available thereunder.
In October 2008 our lender extended us a $2,000,000 revolving line of credit. As of September 30, 2009, $550,000 was outstanding on our line of credit. Since December 2008, we were out of compliance with our borrowing base requirements with respect to our revolving line of credit, which constitutes an event of default that we failed to cure. Our revolving line of credit loan accrued interest at a rate equal to the LIBOR Rate plus 400 basis points. Interest payments were required to be made monthly and any outstanding and unpaid principal, interest or other costs owing under the line of credit was be due and payable on October 13, 2009. However, as of the date of this report, we had not paid the principal balance outstanding on the line of credit, which constitutes a default under our financing agreements.
We have exhausted most all of the credit available under our debt facilities, as no amount remains available under our term revolving loan. We are unable to draw on the additional $1,450,000 under our $2,000,000 revolving line of credit due to the fact that we are out of compliance with the applicable borrowing base requirements. We do not have further commitments for additional credit facilities from any lender. There is no assurance that we will be able to obtain other sources of short-term financing. The current U.S. economic recession and the ongoing credit crisis have created an unfavorable credit environment that may make it more difficult to obtain additional debt facilities. Unfavorable conditions in the biodiesel industry, including decreased demand, increased competition and decreasing biodiesel prices, may also limit our ability to obtain additional debt financing.
In connection with our financing agreements, we executed a mortgage and a security agreement in favor of F&M Bank granting a security interest in all of our assets, including without limitation our real estate, our plant, fixtures located on our property, any rent or income we might receive in connection with the use or occupancy of our land, and all of our personal property. This security interest secures our obligations under the financing agreements, including the term loan, the revolving term loan, and the revolving line of credit loan.
Certain covenants in our financing agreements with our lender may restrict our operating flexibility. Certain of these covenants restrict our ability to declare and pay any dividends to our members or make any other distribution of assets to our members, make certain capital expenditures, enter into certain transactions, or incur additional debt financing or further pledge our assets. We are permitted to make dividends and distributions only in limited circumstances, and provided that no event of default exists under the agreements.
We are also required to comply with certain financial covenants and ratios contained in our financing agreements, including the maintenance of certain levels of “working capital, “tangible net worth” and “tangible owner’s equity” (as each of those terms is defined in our financing agreements). We are also required to maintain a “fixed charge ratio” (as that term is defined in our financing agreements) of not less than 1.25 to 1.00. As of September 30, 2009, we were in default under our financing agreements for failure to satisfy all of the loan covenants and ratios with which we are obligated to comply. Our failure to comply with these covenants and ratios constitutes an event of default under our financing agreements and we have failed to cure such defaults. Our lender has not waived our failure to comply with these loan covenants and ratios.

We have received multiple written notices of default from AgStar indicating that it is entitled to take any one or more remedies to which it is entitled under our financing agreements and applicable law. Our continuing default under our financing agreements has resulted in our lender’s imposition of a 2% increase in the interest rate applicable to our debt facilities, which has been in effect since approximately July, 2008. For so long as we continue to be in default under our financing agreements, our lender will also be entitled to take any one or more remedies afforded to the lender under our financing agreements, including, without limitation:
•	acceleration of the unpaid principal balance under the financing agreements and all accrued interest thereon and all other amounts payable thereunder;

•
withholding of any one or more advances to which the Company may otherwise be entitled under the financing agreements, or termination of the lender’s obligation to make any advances under the financing agreements;

•	appointment of a receiver to take possession of the collateral securing the loans from our lender, including without limitation, our real estate, plant, and equipment;

•
requiring the Company to pledge to the lender as additional security immediately available funds equal to the maximum amount available to be drawn under all outstanding letters of credit under our financing agreements;

•
foreclosure on the lenders’ mortgage on and security interest in the Company’s property securing our loans, including our real estate, improvements, equipment and other assets and personal property; and

•	any and all other rights and remedies afforded to our lender applicable law or equity.
Our lender’s exercise of any one or more of the foregoing remedies would have a material adverse impact on the Company’s financial condition and results of operations and could result in the loss of the assets securing our loans and a permanent shut-down of our plant. This could cause our members to lose all of their investment in the Company.
Although our lender has refrained from exercising its other rights and remedies under the financing agreements as of the date of this report (other than the imposition of a default interest rate), there can be no assurance that our lender will continue to forbear from accelerating the principal and interest due under our loans or foreclosing on and taking possession of the collateral securing our loans. Our continuing default has caused doubts about our ability to continue as a going concern. See Note 9 to the financial statements accompanying this report.
We are currently experiencing liquidity problems due to the lack of cash being generated from our continuing operations and our lack of available credit. We do not currently believe that our cash flow from continuing operations will alone be sufficient to fund our operations over the next twelve months. If we are unable to obtain sufficient capital, credit or short-term financing to cover the cost of our future operations and improve our liquidity, we may have to temporarily or permanently cease operations at our plant. Accordingly, our members could lose some or all of their investment in the Company. Please also see “Overview — Proposed Consolidation With REG” for a description of a Second Amended and Restated Asset Purchase Agreement we entered into on November 20, 2009 providing for the consolidation of our business and operations with those of REG, and potentially two other biodiesel production facilities, under a newly formed holding company. If the consolidation is consummated, we intend to liquidate, dissolve, and wind up as soon as is reasonably practicable after receipt of the requisite unit holder approval for the same, and to distribute as part of our liquidation the stock received in consideration of the Transaction to our unit holders, less the number of shares we are required to distribute to our financial advisor, Houlihan Smith & Company, Inc., for certain financial advisory services rendered in connection with the Transaction and to satisfy any other outstanding claims or liabilities of the Company that may remain following closing of the Transaction. However, the closing of the consolidation is subject to numerous conditions and there is no assurance that the Transaction will ever close. We do not expect to distribute any Newco stock to our unit holders until the Company has received the requisite unit holder approval for the Company’s dissolution, liquidation and winding up.

Agreements with Governmental Entities
Agreement with Iowa Department of Economic Development
We entered into a loan agreement with the Iowa Department of Economic Development (IDED) for a total of $400,000, $300,000 of which is a zero interest loan and a $100,000 of which is a forgivable loan. The $300,000 zero interest loan must be repaid in sixty monthly installments of $5,000. As of September 30, 2009, we owed approximately $215,000 to IDED. To receive a permanent waiver of the forgivable loan, the Company must meet certain conditions, including the creation and maintenance of 14 full-time equivalent jobs which pay qualifying wages. In September 2009, however, the Company received a written notice of default from IDED specifying that the Company fell short of satisfying its job creation obligation as of the measurement date specified in the IDED agreement by creating only 12 full-time equivalent jobs, which constitutes a 14% deficiency and renders the Company ineligible for a full waiver of the forgivable loan amount. IDED notified the Company that due to its job creation shortfall, an amount equal to 14% of the forgivable loan amount (or $14,000), plus accrued interest at the rate of 6% from the date of disbursement of funds, is immediately due and payable by the Company. The Company has been advised that the amount which it is obligated to repay, with accrued interest, will be amortized into the monthly payments for the remaining life of the zero-interest loan payable to IDED. These loans are secured by a $400,000 irrevocable standby letter of credit for the benefit of IDED issued by Bank Iowa on account of the Company; however, the Company was required to pledge to Bank Iowa a $400,000 certificate of deposit as collateral for the letter of credit.
Under our agreement with IDED, we were further eligible to receive a refund of a portion of the sales tax paid in connection with the construction of our facility and our members were eligible to receive approximately $2,350,000 in tax incentives and assistance pursuant to IDED’s High Quality Job Creation Program. Pursuant to this program, our members may claim an investment tax credit up to 5% of certain qualifying expenditures directly related to new jobs created and maintained as a result of our business, provided that certain conditions are met. The Company’s failure to create and maintain the requisite number of jobs, however, has resulted in the Company’s obligation to repay 14% of the sales tax refunds received by the Company, plus accrued interest, for a total of approximately $75,920 due as of September 30, 2009. In September 2009, the Company accrued the $75,920 liability upon receiving a notice from the Iowa Department of Revenue seeking to collect such amounts. Furthermore, the Iowa Department of Revenue has notified the Company of its proposal that an amount equal to 14% of the investment tax credit available to be claimed by the Company’s members be deducted from the remaining portion of the tax credit available to members over the remainder of the life of such tax credit. This may result in a deduction in the amount of the tax credit available to members.
Private Redevelopment Agreement with Jasper County
Pursuant to a private redevelopment agreement dated November 21, 2006 between the Company and Jasper County, Jasper County agreed to construct certain sewer improvements for the Company’s plant site, which improvements were to be financed through the issuance of bonds or notes. In return for Jasper County’s construction of these improvements, the Company was obligated under the agreement to construct a 30,000,000 gallon per year biodiesel plant having a total investment amount of at least $38,000,000 and to create at least 20 new full-time jobs at the Company’s plant and maintain such jobs until June 30, 2015. The private redevelopment agreement provides that in the event of the Company’s default, the Company could be required to pay Jasper County for the total cost of improvements constructed by the County, or approximately $745,000. In connection with the private redevelopment agreement, the Company was obligated to enter into an assessment agreement with Jasper County to establish a minimum actual value of the Company’s property and related improvements for purpose of calculating and assessing the Company’s real property taxes. The Company is currently in default of the private redevelopment agreement due to its failure to timely pay property taxes as required by the agreement. As of November 12, 2009, the Company had not paid its most recent property tax installment in the amount of approximately $123,720, which was due September 30, 2009. Furthermore, the Company failed to timely file with Jasper County an annual report required by the agreement, but which report was subsequently filed after the filing deadline. The Company has not received notice from Jasper County declaring an event of default under the agreement or otherwise indicating that it intends to pursue any remedies against the Company, including requiring the Company repay the cost of the sewer improvements. However, in the event that Jasper County elects to seek repayment of such improvement costs, the Company will not likely have available cash on hand to pay such obligation, which could have a material adverse effect on the company’s ability to continue to operate.

Commodity Price Risk Protection
We seek to minimize the risks from fluctuations in the prices of raw material inputs, such as soybean oil, and finished products, such as biodiesel, through the use of derivative instruments. In practice, as markets move, we actively manage our risk and adjust hedging strategies as appropriate. Although we believe our hedge positions accomplish an economic hedge against our future purchases, they do not qualify for hedge accounting, which would match the gain or loss on our hedge positions to the specific commodity purchase being hedged. We treat our hedge positions as non-hedge derivatives, which means as the current market price of our hedge positions changes, the gains and losses are immediately recognized in our cost of goods sold. The immediate recognition of hedging gains and losses under our treatment of our hedge positions can cause net income to be volatile from quarter to quarter due to the timing of the change in value of the derivative instruments relative to the cost and use of the commodity being hedged.
For the fiscal year ended September 30, 2009 we recognized a net gain of $1,171,039 on our derivative instruments. This is due primarily to realized gains on our hedging positions taken with respect to home heating oil and soybean oil. There is currently no futures market for biodiesel. Home heating oil is high sulfur diesel, which is the closest commodity to biodiesel for which there is such a futures market. Therefore, we entered into certain derivative instruments with respect to home heating oil to hedge against fluctuations in the sale price of our biodiesel.
There are several variables that could affect the extent to which our derivative instruments are impacted by price fluctuations in the cost of soybean oil, natural gas or biodiesel. However, it is likely that commodity cash prices will have the greatest impact on the derivative instruments with delivery dates nearest the current cash price. As we move forward, additional protection may be necessary. As the prices of these hedged commodities move in reaction to market trends and information, our statement of operations will be affected depending on the impact such market movements have on the value of our derivative instruments. Depending on market movements, crop prospects and weather, these price protection positions may cause immediate adverse effects, but are intended to produce long-term positive growth for the Company.
As of September 30, 2009, the Company did not have any outstanding derivative contracts due to its almost exclusive operation under tolling arrangements for the fiscal year ended September 30, 2009 and its intent to continue to operate in such a manner through the first quarter of the fiscal year ended September 30, 2010.
Distribution to Unit Holders
As of September 30, 2009, the board of directors of the Company had not declared any dividends.
Critical Accounting Estimates
Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses.
Revenue Recognition
Revenue from the production of biodiesel and its co-products is recorded when title transfers to customers. Biodiesel and its co-products are generally shipped FOB from the plant.
Derivative Instruments and Hedging Activities
Current accounting guidance requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain derivative contracts may be exempt as normal purchases or normal sales, which are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. At this time, our forward contracts related to the purchase of soy oil and natural gas are considered normal purchases and, therefore, are exempted from the accounting and reporting requirements That would be required if they were considered derivative instruments.

Impairment of long-lived assets
Long-lived assets, including property, plant and equipment, are evaluated for impairment on the basis of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impaired asset is written down to our estimated fair market value based on the best information available. Considerable management judgment is necessary to estimate discounted future cash flows and may differ from actual cash flows.
Recently Adopted Accounting Standards
The content included in ASC Topic 825, related to Interim Disclosures about Fair Value of Financial Instruments became effective for interim reporting periods ending after June 30, 2009, and it did not have a material impact on our financial position or results of operations. ASC Topic 825, requires disclosures about fair value of financial instruments in interim and annual financial statements.
Effective with the quarter ended June 30, 2009, we adopted ASC Topic 855,, Subsequent Events and it did not have a material impact on our financial position or results of operations. ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of SFAS No. 162 (“SFAS 168”). Under SFAS 168, the FASB Accounting Standards Codification (“Codification”) became the source of authoritative U.S. GAAP recognized by the FASB applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. SFAS 168 was effective for financial statements issued for interim and annual periods ending after September 15, 2009. In the FASB’s view, the issuance of SFAS 168 and the Codification will not change GAAP, except for those nonpublic nongovernmental entities that must now apply the American Institute of Certified Public Accountants Technical Inquiry Service Section 5100, “Revenue Recognition”, paragraphs 38-76. The adoption of SFAS 168 did nothave a material impact on our financial position or results of operations.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Members
Central Iowa Energy, LLC
We have audited the balance sheets of Central Iowa Energy, LLC as of September 30, 2009 and 2008, and the related statements of operations, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Iowa Energy, LLC as of September 30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered losses from operations and has experienced significant increases in the input costs for its products. This has created liquidity issues and caused the Company to be in violation of its bank debt covenants and there is no assurance that such violations will be waived which together raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We were not engaged to examine management’s assessment of the effectiveness of Central Iowa Energy, LLC’s internal control over financial reporting as of September 30, 2009 and, accordingly, do not express an opinion thereon.

/s/ McGladrey & Pullen LLP
Davenport, Iowa
November 20, 2009
McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Financial Statements
CENTRAL IOWA ENERGY, LLC
Balance Sheets

	September 30,	September 30,
	2009	2008
ASSETS

Current Assets
Cash and equivalents	$410,540	$690,509
Due from broker	75	218,680
Trade accounts receivable — related party, less allowance for doubtful accounts of $1,021,916 and none in 2009 and 2008, respectively	161,974	1,200,587
Federal incentive receivable	1,063	457,218
Prepaid expenses	141,411	62,610
Derivative instruments	—	70,556
Inventories	226,871	7,776,472

Total current assets	941,934	10,476,632

Property and Equipment
Land and improvements	7,680,111	7,680,111
Office equipment	40,603	40,603
Office building	629,300	629,300
Plant and process equipment	32,748,111	32,593,225
Construction in process	—	47,083

	41,098,125	40,990,322
Less accumulated depreciation	6,365,941	3,798,838

Net property and equipment	34,732,184	37,191,484

Other Assets
Financing costs, net of amortization	150,472	307,046
Restricted cash	460,188	—

Total other assets	610,660	307,046

Total Assets	$36,284,778	$47,975,162

LIABILITIES AND EQUITY

Current Liabilities
Current maturities of long-term debt	$23,977,472	$24,811,856
Revolving line of credit	550,000	3,000,000
Accounts payable	515,732	1,111,983
Accounts payable — related party	487,660	423,041
Accrued interest payable	110,094	162,146
Accrued expenses	379,192	278,012

Total current liabilities	26,020,150	29,787,038

Long-Term Debt, less current maturities	—	—

Deferred Grant Financing	745,000	745,000

Commitments and Contingencies

Members’ Equity
Member contributions, net of costs related to capital contributions, 26,672 units outstanding	23,849,120	23,849,120
Deficit accumulated	(14,329,492)	(6,405,996)

Total members’ equity	9,519,628	17,443,124

Total Liabilities and Members’ Equity	$36,284,778	$47,975,162

Notes to Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC
Statement of Operations

	Year Ended	Year Ended
	September 30,	September 30,
	2009	2008

Revenues
Sales to related party	$9,494,268	$75,113,873
Federal incentives	1,190,260	9,448,686

	10,684,528	84,562,559

Cost of Goods Sold	14,844,628	82,373,776

Gross Profit (Loss)	(4,160,100)	2,188,783

Operating Expenses
Professional fees	607,931	271,915
General and administrative	1,385,831	2,148,843

Total	1,993,762	2,420,758

Operating Loss	(6,153,862)	(231,975)

Other Income (Expenses)
Interest income	14,301	38,945
Interest (expense)	(1,783,935)	(2,221,408)

Total	(1,769,634)	(2,182,463)

Net Income (Loss)	$(7,923,496)	$(2,414,438)

Weighted Average Units Outstanding	26,672	26,672

Net Loss Per Unit — Basic and Diluted	$(297.07)	$(90.52)

Notes to Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC
Statement of Cash Flows

	Year Ended	Year Ended
	September 30,	September 30,
	2009	2008

Cash Flows from Operating Activities
Net loss	$(7,923,496)	$(2,414,438)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,723,677	2,627,221
Change in assets and liabilities
Due from broker	218,605	107,392
Accounts receivable	1,038,613	(41,403)
Other receivable	456,155	592,044
Inventories	7,549,601	(1,859,720)
Prepaid expenses	(78,801)	23,423
Derivative instruments	70,556	(790,038)
Accounts payable	(596,245)	73,529
Accrued expenses	101,180	190,574
Accrued interest payable	(52,052)	(41,946)

Net cash provided by (used in) operating activities	3,507,793	(1,533,362)

Cash Flows from Investing Activities
Capital expenditures	(43,190)	(76,688)
Sales tax refund from equipment purchases	—	461,517
Increase in restricted cash	(460,188)	—

Net cash provided by (used in) investing activities	(503,378)	384,829

Cash Flows from Financing Activities
Proceeds (payments) on revolving line of credit, net	(2,450,000)	1,400,000
Proceeds from long-term debt	—	400,000
Payments for long-term debt	(834,384)	(2,229,683)

Net cash used in financing activities	(3,284,384)	(429,683)

Net Decrease in Cash	(279,969)	(1,578,216)

Cash and cash equivalents — Beginning of Period	690,509	2,268,725

Cash and cash equivalents — End of Period	$410,540	$690,509

Supplemental Disclosure of Cash Flow Information,
Cash payments for interest, net of amount capitalized	$1,835,987	$2,186,645

Supplemental Disclosure of Noncash Investing and Financing Activities
Capital expenditure reimbursement included in accounts payable	$64,613	$—

Notes to Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC
Statement of Changes in Members’ Equity

			Membership
		Member	Units Earned But	Retained	Total Members’
	Member units	Contributions	Not Issued	(Deficit)	Equity

Balance — September 30, 2007	26,672	23,849,120	—	(3,991,558)	19,857,562

Net (loss)	—	—	—	(2,414,438)	(2,414,438)

Balance — September 30, 2008	26,672	23,849,120	—	(6,405,996)	17,443,124

Net (loss)	—	—	—	(7,923,496)	(7,923,496)

Balance — September 30, 2009	26,672	$23,849,120	$—	$(14,329,492)	$9,519,628

Notes to Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2009 and 2008
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPAL BUSINESS ACTIVITY — Central Iowa Energy, LLC, (an Iowa Limited Liability Company) was organized with the intentions of developing, owning and operating a 30 million gallon biodiesel manufacturing facility near Newton, Iowa. The Company commenced operations in April 2007.
USE OF ESTIMATES — Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles of the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
REVENUE RECOGNITION — Revenues are recognized when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable, and collectibility is reasonably assured.
FEDERAL INCENTIVE PAYMENTS AND RECEIVABLES — Revenue from federal incentive programs is recorded when the Company has sold blended biodiesel and satisfied the reporting requirements under the applicable program. When it is uncertain that the Company will receive full allocation and payment due under the federal incentive program, it derives an estimate of the incentive revenue for the relevant period based on various factors including the most recently used payment factor applied to the program. The estimate is subject to change as management becomes aware of increases or decreases in the amount of funding available under the incentive programs or other factors that affect funding or allocation of funds under such programs.
CASH AND EQUIVALENTS — The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash and equivalents.
The Company maintains its accounts primarily at two financial institutions. At times throughout the year, the Company’s cash and equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.
ACCOUNTS RECEIVABLE — Accounts receivable are presented at face value, net of the allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts based on historical experience and current economic conditions.
During the quarter ended December 31, 2008 a customer defaulted on a fixed price contract for the delivery of 500,000 gallons of biodiesel. In accordance with the terms of the contract the penalty for not accepting delivery of the product is computed based on the difference between the contract price and the market value of the product on the date of the default. The Company is currently going through arbitration in accordance with the terms of the contract to collect the $1,021,916 shortfall. While the Company believes that the amount is due under the terms of the contract, due to the uncertainty surrounding the outcome of the arbitration proceeding and the financial viability of the customer the entire balance has been reserved. Sales for the year ended September 30, 2009 have been reported net of this allowance.
The Company’s policy is to charge simple interest on trade receivables past due balances. Accrual of interest is discontinued when management believes collection is doubtful. Receivables are considered past due based upon payment terms set forth at the date of the related sale. The Company has no receivables accruing interest at September 30, 2009.
INVENTORIES — Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.
DERIVATIVE INSTRUMENTS — The Company accounts for derivative instruments and hedging activities in accordance with Accounting Standards Codification (ASC) Topic No. 815, Derivatives and Hedging. ASC 815 requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted from ASC 815 as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchases or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal purchases or sales are documented as normal and exempted from accounting and reporting requirements of ASC 815.

CENTRAL IOWA ENERGY, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2009 and 2008
The Company enters into option contracts in order to reduce the risk caused by market fluctuations of soybean oil, heating oil and natural gas. These contracts are used to fix the purchase price of the Company’s anticipated requirements of soybean oil and natural gas in production activities and to manage exposure to changes in biodiesel prices. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter markets. The fair value of the derivatives is continually subject to change due to the changing market conditions. Although the Company believes its derivative positions are economic hedges, none have been designated as a hedge for accounting purposes and derivative positions are recorded on the balance sheet at their fair market value, with changes in fair value recognized in current period earnings in cost of goods sold. The unrealized gain related to derivative contracts is recorded as a separate asset on the balance sheets.
The following amounts have been included in cost of goods sold for the year ended September 30, 2009 and 2008:

	Year Ended	Year Ended
	September 30,	September 30,
	2009	2008

Realized gain/(loss)	$1,241,595	$(2,907,871)
Change in unrealized gain/(loss)	(70,556)	790,038

Net gain (loss)	$1,171,039	$(2,117,833)

PROPERTY AND EQUIPMENT — Property and equipment is carried at cost. Depreciation and amortization are provided over estimated useful lives by use of the straight line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized. The Company initiated operations on April 3, 2007 and began depreciating the portion of the plant in service at that time.
Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15-20 years
Office building	10-20 years
Office equipment	5 years
Plant and process equipment	10-20 years
The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market values of the asset to the carrying amount of the asset. No loss has been recorded during the years ended September 30, 2009 or 2008.
RESTRICTED CASH — Restricted cash consists of a certificate of deposit totaling approximately $400,000 and an escrow account totaling approximately $60,188 at September 30, 2009. These funds have been restricted for purposes in accordance with the terms of a loan agreement with a third party lender. As of September 30, 2009 and 2008 there are no other bank or legal restrictions regarding cash.
FINANCING COSTS — Financing costs and loan origination fees are stated at cost and are amortized using the effective interest method over the life of the loan agreements. Amortization commenced as the Company borrowed funds on the loans. Amortization for the years ended September 30, 2009 and 2008 was $156,574 and $76,709, respectively.
FAIR VALUE OF FINANCIAL INSTRUMENTS — The estimated fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The carrying value of cash and equivalents, due from broker, receivables and accounts payable approximates the fair value because of the short maturity of these financial instruments. The carrying value of the debt also approximates fair value as the interest rate reprices when market interest rates change. The fair value of the derivate instruments is based on quoted prices in active exchange-traded or over-the-counter markets.

CENTRAL IOWA ENERGY, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2009 and 2008
The Company follows the guidance set forth in the FASB Codification Topic 820 for assets and liabilities recognized at fair value on a recurring basis. Topic 820 establishes a framework for measuring fair value and requires enhanced disclosures about assets and liabilities carried at fair value.
As defined in Topic 820, fair value is the price that would be received to sell and asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Topic 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:
Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as commodity derivative contracts listed on the Chicago Board of Trade.
Level 2 — Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date. The types of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts, or priced with models using highly observable inputs.
Level 3 — Significant inputs to pricing have little or no observability as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as the complex and subjective models and forecasts used to determine the fair value of financial transmission rights.
As of September 30, 2009, the Company did not have any assets or liabilities which would require disclosure.
DEFERRED GRANT FINANCING — Pursuant to a private redevelopment agreement dated November 21, 2006, Jasper County agreed to construct sewer improvements for the Company’s biodiesel project site. The agreement authorizes the County to finance these improvements through the issuance of bonds or notes. In return for these improvements, the Company was required to construct a thirty million gallon per year biodiesel plant requiring a total investment of at least $38,000,000 and to create at least twenty new full-time jobs at our plant and maintain such jobs until June 30, 2015. Also, the Company was required to enter into an assessment agreement with Jasper County to establish a minimum actual value of our property and related improvements for the purposes of the calculation and assessment of our real property taxes. In the event of default the Company would be required to pay the County for the improvements. For financial statement purposes the costs of the improvements have been capitalized in land improvements and the obligation will be shown as a long-term liability until the obligation is reduced or expires.
INCOME TAXES — The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company’s earnings pass through to the partners and are taxed at the partner level. Accordingly, no income tax provision has been calculated. Differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes and accelerated depreciation for tax purposes as compared to straight line depreciation for financial statement purposes.
RECENTLY ADOPTED ACCOUNTING STANDARDS — The content included in ASC Topic 825, related to Interim Disclosures about Fair Value of Financial Instruments became effective for interim reporting periods ending after June 15, 2009 and it did not have a material impact on the Company’s financial position or results of operations. ASC Topic 825, Interim Disclosures about Fair Value of Financial Instruments require disclosures about fair value of financial instruments in interim and annual financial statements.
Effective with the quarter ended June 30, 2009, the Company adopted ASC Topic 855, Subsequent Events and it did not have a material impact on its financial position or results of operations. ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.

CENTRAL IOWA ENERGY, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2009 and 2008
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of SFAS No. 162 (“SFAS 168”), which became effective for financial statements issued for interim and annual periods ending after September 15, 2009. Under SFAS 168, the FASB Accounting Standards Codification (“Codification”) became the primary source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. As of the effective date, the Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. In the FASB’s view, the issuance of SFAS 168 and the Codification will not change GAAP, except for those nonpublic nongovernmental entities that must now apply the American Institute of Certified Public Accountants Technical Inquiry Service Section 5100, “Revenue Recognition”, paragraphs 38-76. The adoption of SFAS 168 does not have a material impact on our financial position or results of operations.
NOTE 2: INVENTORIES
Inventories consist of the following as of September 30, 2009 and 2008:

	2009	2008
Raw materials	$162,086	$1,895,423
Work in process	—	140,398
Finished goods	64,785	5,740,651

Total	$226,871	$7,776,472

NOTE 3: MEMBERS’ EQUITY
The Company was formed on March 31, 2005 to have a perpetual life. The Company has one class of membership unit with each unit representing a pro rata ownership interest in the Company’s capital, profit, losses and distributions.
NOTE 4: RELATED PARTY TRANSACTIONS
In August 2006, the Company entered into a management and operational services agreement with REG for the overall management of the Company. The entity provides a general manager, an operations manager, acquires feed stocks and the basic chemicals necessary for operations and performs administrative, sales and marketing functions. The Company pays a per gallon fee based on the number of gallons of biodiesel produced. In addition, the agreement provides for the payment of a yearly bonus based upon the Company’s net income. Total fees expensed under the agreement for the year ended September 30, 2009 and 2008 were approximately $59,000 and $1,129,715, respectively. The agreement will renew annually unless terminated by either party upon one year’s prior written notice. On April 7, 2009 the Company received a written notice of termination from REG due to changes in the biodiesel market since the original agreements were signed. Therefore the current agreement will expire on May 1, 2010. REG has proposed that the parties review and cooperate to negotiate a new contract mutually beneficial to the Company and REG; however, there is no guarantee that a new contract will be entered into between the parties.
In November 2008, the Company entered into a Toll Processing Agreement with REG for the delivery of corn oil to the Company for pre-treatment processing. REG agrees to pay the Company a fixed processing fee per pound of corn oil delivered minus the amount from the sale of materials obtained from the pre-treatment processing.
In January 2009, the Company entered into an additional Toll Processing Agreement with REG for the delivery of various feedstocks to the Company for processing into biodiesel meeting certain specifications. REG agrees to pay a fixed fee per gallon produced from said feedstocks. The Company will retain all co-products produced as a result of the processing at no additional cost. The term of the agreement continues from January 2009 until March 30, 2010 and shall continue thereafter on a month to month basis unless terminated in writing by either party at least one month in advance of the termination date. The Company also entered into an addendum to the agreement which provides for the processing of certain other feedstocks into biodiesel. The Company shall pay to REG a by-product payment for the co-products produced and sold from the processing of this additional feedstock. All other terms of the agreement are unchanged.

CENTRAL IOWA ENERGY, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2009 and 2008
On November 20, 2009, the Company entered into a Second Amended and Restated Asset Purchase Agreement which supersedes the original Asset Purchase Agreement the Company entered into on May 8, 2009 and the Amended and Restated Asset Purchase Agreement entered into on August 7, 2009, and pursuant to which the Company anticipates consolidating its business and operations with REG under REG Newco, Inc. (“Newco”), a Delaware corporation. The proposed consolidation will occur through the acquisition by REG Newton, LLC, a wholly-owned subsidiary of Newco, of substantially all of the Company’s assets and certain liabilities (the “Transaction”). The Transaction also provides for REG’s merger with and into a wholly-owned subsidiary of Newco, with REG being the surviving entity (the “REG Merger”). Additionally, two other potential transactions involving REG and Newco are contemplated in the Second Amended and Restated Asset Purchase Agreement: (i) the acquisition by REG Wall Lake, LLC, a wholly-owned subsidiary of Newco, of substantially all of the assets of, and the assumption of certain liabilities of, Western Iowa Energy, LLC, an Iowa limited liability company (“WIE”), and (ii) the merger of Blackhawk Biofuels, LLC, a Delaware limited liability company (“Blackhawk”) with and into REG Danville, LLC, a wholly-owned subsidiary of Newco, with Danville being the surviving entity (together with the REG Merger, the “Common Plan Transactions”). The closing of the REG Merger is a condition to the closing of the Transaction; however, the closings of the other Common Plan Transactions are not conditions to the closing of the Transaction. Accordingly, it is possible that REG may be consolidated under Newco with the business and operations of any one or more of CIE, WIE and Blackhawk.
The Second Amended and Restated Asset Purchase Agreement provides that at the closing of and in consideration of the Transaction, the Company will receive an aggregate of 4,414,345 shares of Common Stock of Newco and 164,197 shares of Preferred Stock of Newco (subject to adjustment for fractional shares). Upon closing of the Transaction and the Common Plan Transactions, the Company will hold in the aggregate approximately 1.20% of the total issued and outstanding shares of Newco Preferred Stock and approximately 11.89% of the issued and outstanding shares of Newco Common Stock. The Company expects to distribute two percent of these Newco shares to its financial advisor for certain financial advisory services rendered in connection with the Transaction and the Company may also be required to liquidate or hold back additional Newco shares to satisfy any creditors of the Company that remain following the close of the Transaction. It is expected that the balance of the Company’s Newco shares will be distributed to the Company’s unit holders in proportion to their respective positive capital account balances in connection with the Company’s anticipated dissolution, liquidation and winding up following the close of the Transaction. The closing of the Transaction is conditioned upon the receipt of certain regulatory approvals, including without limitation the SEC’s approval of Registration Statement on Form S-4 registering the shares of Newco stock issuable in consideration of the Transaction and describing the terms of the proposed consolidations; the approval of the unit holders of the Company of the Transaction; and the approval of the shareholders of REG of the Transaction, among other things. If the Transaction is duly approved by the Company’s unit holders, the Company intends to seek unit holder approval of the Company’s dissolution, liquidation and winding up (if not otherwise obtained in connection with approval of the Transaction) and to thereafter liquidate, windup, dissolve and terminate its existence as soon as practicable following closing of the Transaction. Until the Company is dissolved and its existence is terminated after closing of the Transaction, Newco has agreed to pay certain mutually agreeable ongoing costs related to the Company for a period up to six months following closing of the Transaction.
NOTE 5: REVOLVING LINE OF CREDIT
The Company had a $2,000,000 revolving line of credit commitment with F & M Bank — Iowa. Advances under the agreement are limited based upon inventories and accounts receivable. The Company was required to make quarterly interest payments at a variable rate equal to the LIBOR rate plus 3.25%. The note was secured by substantially all assets of the Company. In October 2007, the Company entered into an amended and restated master loan agreement, an amended third supplement to the amended and restated master loan agreement and an amended and restated revolving line of credit note with F&M Bank — Iowa. Under these agreements, the revolving line of credit was increased to $4,500,000 for working capital purposes related to the operation of the plant. The Company continued to make quarterly interest payments at a variable rate equal to the LIBOR rate plus 3.25% and continued to pay an unused commitment fee on the average daily unused portion of the line of credit at a rate of 0.35% per annum, payable in quarterly installments. In April 2008, the Company received a notice from the lender that the interest rate increased by 2% due to its default under the loan agreement (See Note 9). In October 2008, the Company entered into a first and second amendment to the amended and restated master loan agreement. Under these agreements, the revolving line of credit was decreased to $2,000,000, the interest rate was amended to be equal to 4% above the LIBOR rate and at no time less than 6%, interest must be paid monthly, the outstanding principal balance and all accrued interest is payable in full in October 2009, the note is secured by an amended and restated mortgage, and the tangible net worth covenant was amended. The Company continues to pay an unused commitment fee on the average daily unused portion at the new rate of 0.50% per annum, payable in quarterly installments. (See Note 6 for covenants) As of September 30, 2009, approximately $550,000 was outstanding under the revolving line of credit.

CENTRAL IOWA ENERGY, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2009 and 2008
NOTE 6: LONG-TERM DEBT
Long-term obligations of the Company are summarized as follows at September 30, 2009 and 2008:

	2009	2008

Mortgage Term Note payable to F & M Bank — Iowa — See details below	$18,616,732	$19,361,401

Iowa Department of Economic Development — See details below	315,000	370,000

Term Revolving Note payable to F & M Bank — Iowa — See details below	5,000,000	5,000,000

Equipment capital lease, due in monthly installments of $3,345 through August 2010 with a final option payment of $11,500 for the purchase of the equipment.	45,740	80,455

	$23,977,472	$24,811,856

Due to the going concern issues addressed in Note 9, the debt has been classified as current.
The estimated maturities of long-term debt at September 30, 2009 are as follows:

2010	$2,339,748
2011	2,294,008
2012	19,208,716
2013	35,000
2014	—
Thereafter	100,000

Total long-term debt	$23,977,472

F&M Mortgage and Revolving Term Loan
The term loan requires monthly fixed principal of $186,167 plus interest commencing June 1, 2007, with a final payment due no later than June 1, 2012. The agreement also includes a provision for additional payments based on the excess cash flows of the Company as defined in the agreement.

CENTRAL IOWA ENERGY, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2009 and 2008
Advances under the revolving term loan are available until the expiration of the commitment on June 1, 2012, at which time any outstanding balance shall be due and payable in full. The note requires monthly interest payments based on unpaid principal. The Company has advanced $5,000,000 on the revolving line of credit agreement as of September 30, 2009.
The agreements provide for several different interest rate options including variable and fixed options (5.53% variable on the term note and revolving line of credit note, as of September 30, 2009). The variable interest rate options are based on LIBOR rate and include adjustments for performance which is based on the Company’s tangible owner’s equity, measured quarterly. The notes are secured by essentially all of the Company’s assets. In April 2008, the Company received a notice from the lender that the interest rate would be increased by 2% due to its default under the loan agreement (See Note 9).
The bank note agreements for F&M Bank — Iowa contains restrictive covenants which, among other things, require the Company to maintain minimum working levels of working capital, tangible owner’s equity and tangible net worth, as well as financial ratios, including a fixed charge coverage ratio. As of September 30, 2009, the Company was in violation of the working capital, tangible net worth, owner equity ratio and fixed charge ratio covenants.
Iowa Department of Economic Development
In July 2006, the Company entered into a financial assistance contract with the Iowa Department of Economic Development whereby the Company has been awarded a $100,000 forgivable loan and a $300,000 non-interest bearing loan. The Company is obligated to create 28 full-time equivalent jobs, with 14 of the created jobs having starting wages, including benefits, that meet or exceed $20.64 per hour. The note is due in monthly installments of $5,000 which began in May 2008. In September 2009, the Company received a notice of default related to the contractual obligations. The Company only created 12 of the 14 jobs required and so pursuant to the terms of the loan agreement, the Company will be subject to certain repayment provisions. A total of $14,000 of the $100,000 forgivable loan will be repaid along with approximately $3,300 of interest penalty. These amounts will be combined with the $220,000 balance of the non-interest bearing loan as of September 30, 2009 and will be repaid over the remaining loan term.
NOTE 7: RETIREMENT PLAN
The Company has a 401(k) plan covering substantially all employees who meet specified age and service requirements. Under this plan, the Company makes a matching contribution of up to 3% of the participants’ eligible wages. The Company contributions for the year ended September 30, 2009 and 2008, was $14,464 and $22,875, respectively.
NOTE 8: COMMITMENTS AND CONTINGENCIES
Utility Contracts
In July 2006, the Company executed an agreement with an unrelated party to provide the electrical energy required by the Company for a period commencing on July 1, 2006 through July 1, 2007 and shall continue until terminated by either party providing a 90 day advance written notice.
In November 2006, the Company executed an agreement with an unrelated party to provide the nitrogen required by the Company for a period commencing on the date of first delivery of the product and continuing for a period of five years and will continue thereafter until either party terminates the agreement by providing a minimum 12 month advance written notice of intent of termination. The Company pays a monthly service charge of $750 plus $.405 per 100 cubic feet of nitrogen used, with adjustments permitted under conditions outlined in the agreement.

CENTRAL IOWA ENERGY, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2009 and 2008
In August 2007, the Company executed an agreement with an unrelated party to provide transportation of natural gas required by the Company for a period commencing on the date of first delivery of the product and will continue year to year thereafter until either party terminates the agreement. The Company pays a monthly service charge of $150 plus $.04 per 100 cubic feet of gas delivered, with adjustments permitted under conditions outlined in the agreement.
Contingencies
On March 12, 2009 the European Commission applied temporary tariffs on imports of biodiesel from the United States, while it continues to investigate the evidence of unfair subsidies and dumping of United States biodiesel imports into the European Union. These tariffs went into effect March 13, 2009. In July 2009, the European Commission decided to extend these tariffs beyond their initial July 2009 expiration date until 2014. At such time, the European Commission may determine to impose definitive tariffs, which could last for five years. The Company will likely face increased competition for sales of its biodiesel and international demand for its product will likely decrease as a result of these tariffs. If any governmental supports are modified or removed and decreased demand for the Company’s biodiesel results, its profitability would decrease.
NOTE 9: GOING CONCERN
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. From inception to September 30, 2009, the Company has generated net losses of $14,329,492 and experienced significant fluctuations in the costs of the basic product inputs and sales prices. In an effort to increase profit margins and reduce losses, the Company increased its production of animal fat-based biodiesel and decreased its production of soybean oil-based biodiesel, as animal fats are currently less costly than soybean oil. The Company also utilized corn oil as an alternative to soybean oil as much as possible. Furthermore, the Company may scale back the rate at which it produces biodiesel. The Company has also entered into a toll processing agreement with a related party under which the related party may order the Company the production of biodiesel from feedstock supplied by the related party. Under the toll processing agreement, the Company does not pay for the cost of feedstock but does pay for the other costs associated with biodiesel production.
The Company has also undertaken significant borrowings to finance the construction of its biodiesel plant. The loan agreements with the Company’s lender contain restrictive covenants, which require the Company to maintain minimum levels of working capital, tangible owner’s equity, and tangible net worth, as well as a fixed charge coverage financial ratio. During the period covered by this report, the Company failed to comply with all of the restrictive covenants referenced above. The Company has also failed to make the payments of principal required under its loan agreements with F&M Bank since January 2009. The failure to comply with the loan covenants and the failure to make required principal payments constitute events of default under the Company’s loan agreements. These defaults raise doubts about whether the Company will continue as a going concern.
On April 3, 2008, the Company was officially notified by the lender that they were in default under the loan agreement, and on April 24, 2008 the Company received written notice from the lender that the interest rate on all of the Company’s credit facilities with the lender would be increased by 2% effective June 1, 2008 (the “Rate Notice”). The Rate Notice provides that the lender has agreed to temporarily forebear from exercising some of its rights and remedies under the loan agreements pending additional information and performance by the Company. However, in the future it is possible that the lender may elect to exercise one or more of the other remedies provided under the loan agreements and by applicable law, including, without limitation, acceleration of the due date of the unpaid principal balance outstanding on the Company’s real and personal property. The Company’s ability to continue as a going concern is dependent on the Company’s ability to comply with the loan covenants and the lender’s willingness to waive any non-compliance with such covenants. In October 2008, the Company’s lender decreased the line of credit to $2 million.
On August 7, 2009, the Company entered into an Amended and Restated Asset Purchase Agreement with a related party as discussed in Note 4. The related party would acquire substantially all of the Company’s assets, assume certain liabilities and therefore operate the Company’s biodiesel production facilities. The closing of the Amended and Restated Asset Purchase Agreement is conditioned upon certain events and if successful, the Company intends to liquidate, windup and dissolve and terminate its existence as soon as practicable following the Company’s receipt of the requisite unit holder approval for the same and closing of the asset purchase transaction. Until the Company is dissolved and its existence is terminated after closing, the acquiring company has agreed to pay certain mutually agreeable ongoing costs related to the Company. Although closing is anticipated to occur in late 2009, there can be no assurances that the transaction contemplated by the Amended and Restated Asset Purchase Agreement will ever close.

CENTRAL IOWA ENERGY, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2009 and 2008
In the event that the Asset Purchase Agreement fails to close, the Board of Directors may consider pursuing any one or more of the following courses of action;
•	Raising equity through one or more private placement offerings or state registered offering of the Company’s membership units;

•	Seeking additional sources of short-term debt financing and credit facilities;

•	Refinancing the current debt financing and credit facilities; or

•	Seeking strategic business opportunities, including with other biodiesel plants;
There can be no assurances that if they pursue any of the foregoing courses of action that they will be successful. They may consider pursuing other options in addition to those identified above.
Additionally, in October 2008, they obtained approval of a pre-application for a United States Department of Agriculture (“USDA”) loan guarantee. A USDA loan guarantee may make them a better candidate to receive additional debt financing or to refinance their current long-term financing with their current lender.
NOTE 10: SUBSEQUENT EVENTS
The Company has performed an evaluation of subsequent events through November 20, 2009, which is the date the financial statements were issued.